Exhibit 99.1

	Contacts:	Jay Brown, CFO
Fiona McKone, VP — Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050
CROWN CASTLE INTERNATIONAL
REPORTS THIRD QUARTER 2010 RESULTS;
PROVIDES 2011 OUTLOOK
October 27, 2010 — HOUSTON, TEXAS — Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended September 30, 2010.
“We had another excellent quarter as our results exceeded the high-end of our third quarter Outlook for site rental revenue, site rental gross margin, Adjusted EBITDA, and recurring cash flow, and we closed the previously announced acquisition of NewPath Networks,” stated Ben Moreland, President and Chief Executive Officer of Crown Castle. “As reflected in our 2010 and 2011 Outlook, we continue to experience solid growth in our business and remain excited about the strong fundamentals underlying our industry, driven by increasing network demand from integrated devices and the move toward fourth generation wireless data services. Further, as a core part of our strategy, we seek to invest our capital in activities we expect will maximize recurring cash flow per share. We remain disciplined as we pursue augmenting our organic growth through investments such as tower acquisitions, new site construction and share purchases.”
CONSOLIDATED FINANCIAL RESULTS
Total revenue for the third quarter of 2010 increased 12% to $481.9 million from $429.1 million in the same period in 2009. Site rental revenue for the third quarter of 2010 increased $40.6 million, or 10%, to $437.1 million from $396.5 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased $39.3 million, or 14%, to $320.8 million in the third quarter of 2010 from $281.6 million in the same period in 2009. Adjusted EBITDA for the third quarter of 2010 increased $45.6 million, or 18%, to $306.1 million from $260.5 million in the same period in 2009.

News Release continued:
Recurring cash flow, defined as Adjusted EBITDA less interest expense and sustaining capital expenditures, increased 24% from $143.8 million in the third quarter of 2009 to $177.8 million for the third quarter of 2010. Weighted average common shares outstanding was 286.1 million for the third quarter of 2010, as compared to 286.7 million for the same period in the prior year. Recurring cash flow per share, defined as recurring cash flow divided by weighted average common shares outstanding, was $0.62 in the third quarter of 2010, up 24% compared to $0.50 in the third quarter of 2009.
Net loss attributable to CCIC stockholders was $135.0 million for the third quarter of 2010, inclusive of $104.4 million of net losses from interest rate swaps and $71.9 million of net losses from repayments, purchases and early retirement of debt, compared to a net loss of $31.6 million for the same period in 2009, inclusive of $58.3 million of net losses from interest rate swaps. Net loss attributable to CCIC common stockholders after deduction of dividends on preferred stock was $140.2 million in the third quarter of 2010, compared to a net loss of $36.8 million for the same period in 2009. Third quarter 2010 net loss attributable to CCIC common stockholders after deduction of dividends on preferred stock per common share was $0.49, compared to $0.13 in the third quarter of 2009.
FINANCING AND INVESTING ACTIVITIES
On August 15, 2010, Crown Castle issued, at par, $1.55 billion of Senior Secured Tower Revenue Notes. These notes were issued at a weighted average interest rate of 4.48%. The proceeds of these notes were used to repay in full the remaining $1.33 billion outstanding of Senior Secured Tower Revenue Notes, Series 2006-1.
“I am very pleased with the successful refinancing we accomplished in August and our third quarter results,” stated Jay Brown, Chief Financial Officer of Crown Castle. “Our significant outperformance in the third quarter was aided by a modification to a customer’s lease agreement, which resulted in an increase in its rent in exchange for rights to additional antenna space relating to amendment activity on towers it currently leases. As such, we achieved a meaningful step-up in recurring site rental revenue commencing in the third quarter. As I look forward, I am excited about the strength of our balance sheet and the significant amount of cash that we expect to produce and deploy in activities, such as share purchases, tower acquisitions and land purchases, that we believe will increase long-term recurring cash flow per share.”

News Release continued:
During the third quarter of 2010, Crown Castle invested $56.5 million in capital expenditures, comprised of $26.1 million of land purchases, $5.1 million of sustaining capital expenditures and $25.2 million of revenue generating capital expenditures, the latter consisting of $22.1 million on existing sites and $3.1 million on the construction of new sites. Additionally, during the third quarter we closed the previously announced acquisition of NewPath Networks for $128 million, inclusive of construction-in-progress.
After the third quarter of 2010, Crown Castle spent $5.8 million to purchase its common shares at an average price of $42.42 per share. Common shares outstanding at September 30, 2010 were 286.4 million. Since January 2003, Crown Castle has spent $2.4 billion to purchase approximately 92.5 million of its common shares and potential shares, at an average price of $25.62 per share.
Further, during and after the third quarter, Crown Castle used $52 million of cash to settle approximately $302.5 million of the total notional $1.55 billion interest rate swap (“February 2011 Swap”) due to be settled in February 2011.
As of September 30, 2010, pro forma for the purchase of its common shares and partial settlement of the February 2011 Swap, Crown Castle has approximately $279.1 million in cash and cash equivalents (excluding restricted cash) and $400 million of availability under its revolving credit facility. A summary of our debt outstanding as of September 30, 2010 is set forth below under “Other Calculations.”
In addition to the tables and information contained in this press release, Crown Castle will post supplemental information on its website at http://investor.crowncastle.com that will be discussed during its conference call tomorrow morning, Thursday, October 28, 2010.

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OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission (“SEC”).
The following Outlook table is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 0.95 US dollars and 0.90 US dollars to 1.00 Australian dollar for fourth quarter 2010 and full year 2011 Outlook, respectively.
As reflected in the following table, Crown Castle has increased the midpoint of its full year 2010 Outlook, previously issued on July 28, 2010, for site rental revenue by $26.5 million, site rental gross margin by $25.5 million, Adjusted EBITDA by $30.0 million and recurring cash flow by $25.0 million.
The following table sets forth Crown Castle’s current Outlook for the fourth quarter of 2010, full year 2010 and full year 2011:

(in millions, except per
share amounts)	Fourth Quarter 2010	Full Year 2010	Full Year 2011
Site rental revenue	$442 to $447	$1,696 to $1,701	$1,815 to $1,835
Site rental cost of operations	$118 to $123	$463 to $468	$470 to $490
Site rental gross margin	$322 to $327	$1,230 to $1,235	$1,335 to $1,355
Adjusted EBITDA	$302 to $307	$1,163 to $1,168	$1,248 to $1,268
Interest expense and amortization of deferred financing costs(a)	$124 to $128	$488 to $492	$499 to $509
Sustaining capital expenditures	$6 to $8	$21 to $23	$20 to $25
Recurring cash flow	$169 to $174	$651 to $656	$721 to $741
Net income (loss) after deduction of dividends on preferred stock(b)	$6 to $31	$(366) to $(333)	$63 to $151
Net income (loss) per share(c)	$0.02 to $0.11	$(1.28) to $(1.16)	$0.22 to $0.53

(a)
Inclusive of $25 million, $86 million and $103 million, respectively, of non-cash expense, including approximately $18 million, $54 million and $72 million, respectively, related to the amortization of interest rate swaps.

(b)
Full year 2010 guidance reflects the amount recognized for interest rate swaps through September 30, 2010 only and reflects no future changes in fair value, and full year 2011 guidance reflects no amounts for future changes in fair value from interest rate swaps.

(c)	Represents net income (loss) per common share, based on 286.4 million common shares outstanding as of September 30, 2010.

News Release continued:
CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, October 28, 2010, at 10:30 a.m. eastern time. The conference call may be accessed by dialing 480-629-9678 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet by logging onto the web at http://investor.crowncastle.com. Any supplemental materials for the call will be posted at the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on Thursday, October 28, 2010, through 11:59 p.m. eastern time on Thursday, November 4, 2010, and may be accessed by dialing 303-590-3030 using access code 4374729. An audio archive will also be available on the company’s website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates, and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

News Release continued:
Non-GAAP Financial Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.
Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, interest expense and amortization of deferred financing costs, gains (losses) on purchases and redemptions of debt, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest and other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense. Adjusted EBITDA is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”)).
Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. We define sustaining capital expenditures as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or life of our revenue generating assets and include capitalized costs related to (i) maintenance activities on our towers, (ii) vehicles, (iii) information technology equipment, and (iv) office equipment. Recurring cash flow is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with GAAP).
Adjusted EBITDA and recurring cash flow are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations. Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies, including other companies in the tower sector. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.
Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:
Adjusted EBITDA, recurring cash flow and recurring cash flow per share for the quarters ended September 30, 2010 and 2009 are computed as follows:

	For the Three Months Ended
	September, 30	September 30,
(in millions, except per share amounts)	2010	2009
Net income (loss)	$(135.2)	$(31.1)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	4.4	3.1
Depreciation, amortization and accretion	136.2	131.5
Acquisition and integration costs	0.9	—
Interest expense and amortization of deferred financing costs	123.2	111.2
Gains (losses) on purchases and redemption of debt	71.9	4.8
Net gain (loss) on interest rate swaps	104.4	58.3
Interest and other income (expense)	(0.8)	(2.6)
Benefit (provision) for income taxes	(7.6)	(21.8)
Stock-based compensation expense	8.7	7.2

Adjusted EBITDA	$306.1	$260.5

Less: Interest expense and amortization of deferred financing costs	123.2	111.2
Less: Sustaining capital expenditures	5.1	5.6

Recurring cash flow	$177.8	$143.8

Weighted average common shares outstanding — Basic	286.1	286.7
Recurring cash flow per share	$0.62	$0.50

News Release continued:
Other Calculations:
Adjusted EBITDA and recurring cash flow for the quarter ending December 31, 2010 and the years ending December 31, 2010 and December 31, 2011 are forecasted as follows:

	Q4 2010	Full Year 2010	Full Year 2011
(in millions)	Outlook	Outlook	Outlook
Net income (loss)(a)	$11 to $36	$(345) to $(312)	$84 to $172
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$3 to $6	$11 to $14	$13 to $23
Depreciation, amortization and accretion	$135 to $140	$537 to $547	$542 to $562
Acquisition and integration costs	$1 to $2	$2 to $3	$1 to $3
Interest expense and amortization of deferred financing costs(a)	$124 to $128	$488 to $492	$499 to $509
Gains (losses) on purchases and redemptions of debt	—	$138 to $138	—
Net gain (loss) on interest rate swaps	—	$292 to $292	—
Interest and other income (expense)(a)	$(1) to $1	$(2) to $0	$(4) to $4
Benefit (provision) for income taxes	$0 to $3	$(21) to $(18)	$15 to $25
Stock-based compensation expense	$9 to $11	$35 to $40	$30 to $38

Adjusted EBITDA	$302 to $307	$1,163 to $1,168	$1,248 to $1,268

Less: Interest expense and amortization of deferred financing costs(a)(b)	$124 to $128	$488 to $492	$499 to $509
Less: Sustaining capital expenditures	$6 to $8	$21 to $23	$20 to $25

Recurring cash flow	$169 to $174	$651 to $656	$721 to $741

(a)
Full year 2010 guidance reflects the amount recognized for interest rate swaps through September 30, 2010 only and reflects no future changes in fair value, and full year 2011 reflects no amounts for future changes in fair value from interest rate swaps.

(b)
Inclusive of approximately $25 million, $86 million and $103 million, respectively, of non-cash expense, including approximately $18 million, $54 million and $72 million, respectively, related to the amortization of interest rate swaps.

The components of interest expense and amortization of deferred financing costs are as follows:

	For the Three Months Ended
	September 30,	September 30,
(in millions)	2010	2009
Interest expense on debt obligations	$101.0	$94.2
Amortization of deferred financing costs	3.8	6.8
Amortization of discounts on long-term debt	3.7	3.5
Amortization of interest rate swaps	14.4	6.2
Other	0.3	0.5

	$123.2	$111.2

The components of interest expense and amortization of deferred financing costs are forecasted as follows:

	Q4 2010	Full Year 2010	Full Year 2011
(in millions)	Outlook	Outlook	Outlook
Interest expense on debt obligations	$99 to $101	$402 to $405	$397 to $403
Amortization of deferred financing costs	$3 to $4	$15 to $16	$14 to $16
Amortization of discounts on long-term debt	$3 to $4	$14 to $15	$15 to $17
Amortization of interest rate swaps	$17 to $19	$53 to $55	$66 to $76
Other	$0 to $1	$1 to $3	$1 to $3

	$124 to $128	$488 to $492	$499 to $509

News Release continued:
Debt balances and maturity dates as of September 30, 2010:

(in millions)	Face Value	Final Maturity
2007 Crown Castle Operating Company Term Loan	$627.3	March 5, 2014
9% Senior Notes Due 2015	866.9	January 15, 2015
7.5% Senior Notes Due 2013	0.1	December 1, 2013
7.75% Senior Secured Notes Due 2017	1,000.4	May 1, 2017
7.125% Senior Notes Due 2019	500.0	November 1, 2019
Senior Secured Notes, Series 2009-1(a)	236.4	Various
Senior Secured Tower Revenue Notes, Series 2010-1-2010-3(b)	1,900.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(c)	1,550.0	Various
Capital Leases and Other Obligations	27.6	Various

Total Debt	$6,708.6
Less: Cash and Cash Equivalents(d)	304.0

Net Debt	$6,404.6

(a)
The 2009 Securitized Notes consist of $166.4 million of principal as of September 30, 2010 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(b)
The Senior Secured Tower Revenue Notes, Series 2010-1, 2010-2, and 2010-3 have principal amounts of $300.0 million, $350.0 million, and $1,250.0 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.

(c)
The Senior Secured Tower Revenue Notes, Series 2010-4, 2010-5, and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1,000.0 million with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(d)	Excludes restricted cash.
Sustaining capital expenditures for the quarters ended September 30, 2010 and 2009 is computed as follows:

	For the Three Months Ended
	September 30,	September 30,
(in millions)	2010	2009
Capital Expenditures	$56.5	$32.4
Less: Revenue enhancing on existing sites	22.1	21.1
Less: Land purchases	26.1	1.0
Less: New site acquisition and construction	3.1	4.7

Sustaining capital expenditures	$5.1	$5.6

Site rental gross margin for the quarter ending December 31, 2010 and for the years ending December 31, 2010 and December 31, 2011 is forecasted as follows:

	Q4 2010	Full Year 2010	Full Year 2011
(in millions)	Outlook	Outlook	Outlook
Site rental revenue	$442 to $447	$1,696 to $1,701	$1,815 to $1,835
Less: Site rental cost of operations	$118 to $123	$463 to $468	$470 to $490

Site rental gross margin	$322 to $327	$1,230 to $1,235	$1,335 to $1,355

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Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include plans, projections, Outlook and estimates regarding (i) the growth of our business, (ii) demand for our sites and towers, including the drivers of such demand, (iii) demand for integrated devices and fourth generation wireless data services, (iv) the availability and amount of funds and liquidity available for discretionary investments, (v) our investments of cash from cash flows and other sources, including the availability and type of investments and the impact and return on our investments, (vi) currency exchange rates, (vii) site rental revenues, (viii) site rental cost of operations, (ix) site rental gross margin, (x) Adjusted EBITDA, (xi) interest expense and amortization of deferred financing costs, (xii) capital expenditures, including sustaining capital expenditures, (xiii) recurring cash flow, including on a per share basis, (xiv) net income (loss), including on a per share basis, and (xv) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:
•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Our interest rate swaps are currently in a substantial liability position and will need to be cash settled within the next thirteen months, which could adversely affect our financial condition.

•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of, or network sharing among, any of our limited number of customers may materially decrease revenues and reduce demand for our towers and network services.

•	Consolidation among our customers may result in duplicate or overlapping parts of networks, which may result in a reduction of sites and have a negative effect on revenues and cash flows.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	A wireless communications industry slowdown may materially and adversely affect our business (including reducing demand for our towers and network services) and the business of our customers.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer leases.

•	New technologies may significantly reduce demand for our towers and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to the land under our towers, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
Certain provisions of our certificate of incorporation, by-laws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. As used in this press release, the term “including”, and any variation thereof, means “including, without limitation.”

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$303,979	$766,146
Restricted cash	207,055	213,514
Receivables, net	55,201	44,431
Deferred income tax assets	92,678	76,089
Prepaid expenses, deferred site rental receivables and other current assets, net	95,392	95,853

Total current assets	754,305	1,196,033
Property and equipment, net	4,897,340	4,895,983
Goodwill	2,029,139	1,984,804
Other intangible assets, net	2,338,517	2,405,422
Deferred site rental receivables, long-term prepaid rent, deferred financing costs and other assets	633,941	474,364

	$10,653,242	$10,956,606

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$179,872	$197,139
Deferred revenues	232,940	179,649
Interest rate swaps	234,940	160,121
Short-term debt, current maturities of debt and other obligations	22,039	217,196

Total current liabilities	669,791	754,105
Debt and other long-term obligations	6,594,066	6,361,954
Deferred income tax liabilities	87,889	74,117
Deferred ground lease payable, interest rate swaps and other liabilities	604,150	514,691

Total liabilities	7,955,896	7,704,867
Redeemable preferred stock	316,349	315,654
CCIC Stockholders’ equity	2,381,394	2,936,241
Noncontrolling interest	(397)	(156)

Total equity	2,380,997	2,936,085

	$10,653,242	$10,956,606

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) AND OTHER FINANCIAL DATA (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net revenues:
Site rental	$437,079	$396,466	$1,253,582	$1,140,577
Network services and other	44,811	32,613	128,762	101,286

Total net revenues	481,890	429,079	1,382,344	1,241,863

Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	116,233	114,899	345,453	337,979
Network services and other	26,767	21,613	82,990	64,683

Total costs of operations	143,000	136,512	428,443	402,662

General and administrative	41,420	39,230	121,449	113,969
Asset write-down charges	4,429	3,073	8,588	14,459
Acquisition and integration costs	867	—	1,139	—
Depreciation, amortization and accretion	136,218	131,463	403,512	396,236

Operating income (loss)	155,956	118,801	419,213	314,537
Interest expense and amortization of deferred financing costs	(123,196)	(111,169)	(364,322)	(327,006)
Gains (losses) on purchases and redemptions of debt	(71,933)	(4,848)	(138,367)	(90,174)
Net gain (loss) on interest rate swaps	(104,421)	(58,327)	(292,295)	(114,060)
Interest and other income (expense)	847	2,569	985	5,572

Income (loss) before income taxes	(142,747)	(52,974)	(374,786)	(211,131)
Benefit (provision) for income taxes	7,597	21,836	22,622	78,276

Net income (loss)	(135,150)	(31,138)	(352,164)	(132,855)
Less: Net income (loss) attributable to the noncontrolling interest	(141)	501	(351)	(375)

Net income (loss) attributable to CCIC stockholders	(135,009)	(31,639)	(351,813)	(132,480)
Dividends on preferred stock	(5,201)	(5,202)	(15,604)	(15,604)

Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$(140,210)	$(36,841)	$(367,417)	$(148,084)

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share — basic and diluted	$(0.49)	$(0.13)	$(1.28)	$(0.52)

Weighted-average common shares outstanding (in thousands) — basic and diluted	286,119	286,707	286,883	286,356

Adjusted EBITDA	$306,137	$260,549	$860,472	$749,807

Stock-based compensation expenses:
Site rental cost of operations	$261	$231	$801	$700
Network services and other cost of operations	368	298	1,096	893
General and administrative	8,038	6,683	26,123	22,982

Total	$8,667	$7,212	$28,020	$24,575

News Release continued:

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$(352,164)	$(132,855)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	403,512	396,236
Gains (losses) on purchases and redemptions of long-term debt	138,367	90,174
Amortization of deferred financing costs and other non-cash interest	59,734	43,549
Stock-based compensation expense	26,185	21,810
Asset write-down charges	8,588	14,459
Deferred income tax benefit (provision)	(34,279)	(83,531)
Income (expense) from forward-starting interest rate swaps	292,295	111,396
Other adjustments, net	818	179
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(8,348)	3,205
Decrease (increase) in assets	(127,053)	(70,949)

Net cash provided by (used for) operating activities	407,655	393,673

Cash flows from investing activities:
Proceeds from disposition of property and equipment	2,035	3,374
Payments for acquisitions (net of cash acquired) of businesses	(126,972)	(2,581)
Capital expenditures	(148,274)	(111,297)
Payments for investments and other	(25,247)	—

Net cash provided by (used for) investing activities	(298,458)	(110,504)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,450,000	2,228,848
Proceeds from issuance of capital stock	16,311	16,742
Principal payments on long-term debt and other long-term obligations	(18,282)	(4,875)
Purchases and redemptions of long-term debt	(3,541,312)	(2,131,910)
Purchases of capital stock	(146,907)	(1,231)
Borrowings under revolving credit agreements	—	50,000
Payments under revolving credit agreements	—	(219,400)
Payments for financing costs	(58,731)	(59,000)
Payments for forward-starting interest rate swaps settlements	(266,870)	—
Net decrease (increase) in restricted cash	9,467	(31,061)
Dividends on preferred stock	(14,909)	(14,908)

Net cash provided by (used for) financing activities	(571,233)	(166,795)

Effect of exchange rate changes on cash	(131)	(2,762)

Net increase (decrease) in cash and cash equivalents	(462,167)	113,612
Cash and cash equivalents at beginning of period	766,146	155,219

Cash and cash equivalents at end of period	$303,979	$268,831

Supplemental disclosure of cash flow information:
Interest paid	$319,519	$257,567
Income taxes paid	3,037	5,130

CROWN CASTLE INTERNATIONAL CORP.
EBITDA Fact Sheet
(dollars in millions)

	Quarter Ended 12/31/09			Quarter Ended 3/31/10			Quarter Ended 6/30/10			Quarter Ended 9/30/10
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$381.1	$21.5	$402.6	$384.0	$22.8	$406.9	$388.0	$21.7	$409.6	$414.3	$22.8	$437.1
Services	37.8	3.1	40.9	34.8	2.6	37.5	44.3	2.2	46.5	42.5	2.3	44.8

Total Revenues	418.9	24.6	443.5	418.9	25.4	444.3	432.2	23.9	456.1	456.8	25.1	481.9

Operating Expenses
Site Rental	111.9	6.6	118.6	107.0	6.7	118.6	108.7	6.8	115.5	109.0	7.3	116.2
Services	26.8	1.3	28.1	24.3	2.0	26.3	28.5	1.4	29.9	25.2	1.6	26.8

Total Operating Expenses	138.8	7.9	146.7	131.3	8.7	140.1	137.2	8.2	145.4	134.2	8.8	143.0

General & Administrative	37.4	1.7	39.1	35.0	4.5	39.5	36.9	3.7	40.6	37.5	3.9	41.4

Add: Stock-Based Compensation	7.4	(1.7)	5.7	8.3	1.2	9.4	9.9	0.0	9.9	8.0	0.6	8.7

Adjusted EBITDA	$250.1	$13.3	$263.5	$260.9	$13.4	$274.3	$268.1	$12.0	$280.1	$293.2	$12.9	$306.1

	Quarter Ended 12/31/09			Quarter Ended 3/31/10			Quarter Ended 6/30/10			Quarter Ended 9/30/10
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	71%	69%	71%	72%	71%	72%	72%	69%	72%	74%	68%	73%
Services	29%	58%	31%	30%	23%	30%	36%	36%	36%	41%	31%	40%

Adjusted EBITDA Margin	60%	54%	59%	62%	53%	62%	62%	50%	61%	64%	52%	64%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
(dollars in millions)

	Quarter Ended
	12/31/2009	3/31/2010	6/30/2010	9/30/2010
Net income (loss)	$18.7	$(119.4)	$(97.6)	$(135.2)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	4.8	1.6	2.6	4.4
Acquisition and integration costs	0.0	0.0	0.3	0.9
Depreciation, amortization and accretion	133.5	132.9	134.4	136.2
Gains (losses) on purchases and redemptions of debt	0.9	66.4	0.0	71.9
Interest and other income (expense)	0.2	(0.4)	0.2	(0.8)
Net gain (loss) on interest rate swaps	(21.1)	73.3	114.6	104.4
Interest expense, amortization of deferred financing costs	118.9	120.8	120.3	123.2
Benefit (provision) for income taxes	1.9	(10.3)	(4.7)	(7.6)
Stock-based compensation	5.7	9.4	9.9	8.7

Adjusted EBITDA	$263.5	$274.3	$280.1	$306.1

Note : Components may not sum to total due to rounding

CCI FACT SHEET Q3 2009 to Q3 2010
dollars in millions

	Q3 ’09		Q3 ’10		% Change
CCUSA
Site Rental Revenues	$376.3		$414.3		10%
Ending Sites	22,385		22,265		-1%

CCAL
Site Rental Revenues	$20.2		$22.8		13%
Ending Sites	1,595		1,595		0%

TOTAL CCIC
Site Rental Revenues	$396.5		$437.1		10%
Ending Sites	23,980		23,860		-1%

Ending Cash and Cash Equivalents	$268.8	*	$304.0	*

Total Face Value of Debt	$6,248.1		$6,708.6

Net Leverage Ratios (1)
Net Debt / EBITDA	5.7X		5.2X
Last Quarter Annualized Adjusted EBITDA	$1,042.2		$1,224.5

*	Excludes Restricted Cash

(1)	Based on Face Values
Note: Components may not sum to total due to rounding.